CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Liberty Special Fund, formerly, Crabbe Huson Special Fund, (one of the series comprising Liberty Funds Trust III) in the Liberty Special Fund Class I Shares Prospectus and "Independent Auditors" and "Financial Statements" in the Liberty Funds Trust III Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 116 to the Registration Statement (Form N-1A, No. 2-15184) of our report dated December 10, 1999 on the financial statements and financial highlights Liberty Special Fund included in the Crabbe Huson Funds Annual Report dated October 31, 1999.



                                                             ERNST & YOUNG LLP


Boston, Massachusetts
October 25, 2000